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                                                                    Exhibit 99.1
FOCUS LOGO

                FOCUS Enhancements Announces Sale of Common Stock

CAMPBELL, CA. - April 6, 2004 - FOCUS Enhancements, Inc. (NASDAQ SC: FCSE), a worldwide leader in video production and conversion technology, announced it has obtained binding commitments to raise up to $5.6 million of gross proceeds through a private placement with a select group of institutional investors. Rodman & Renshaw LLC acted as the placement agent for the offering.

Upon funding, FOCUS Enhancements will issue approximately 3.9 million shares of common stock at $1.45 per share to the investors, along with warrants for approximately 1.0 million additional shares of common stock to the investors and the placement agent at an exercise price of $2.00 per share. FOCUS Enhancements' plans to use the approximately $5.2 million in net proceeds to further develop its Ultra Wideband technology (UWB) that will enable wireless video transmission in a wide range of applications; any funds not expended for UWB development will be spent for general corporate purposes.

Brett Moyer, president and chief executive officer of FOCUS Enhancements, stated, "We believe the recent formation of the Multiband OFDM Alliance's (MBOA) Special Interest Group (SIG) is a tremendous step forward in the industry standardization process, and we anticipate the SIG will approve an MBOA-certified standard UWB design in the near future. In addition, industry analysts have greater visibility than ever into the UWB opportunity and are projecting the market to exceed $375 million by 2006, which we believe our products under development will address."

Moyer continued, "Therefore, we have decided now is the time to increase our engineering resources to drive our UWB development to completion. We also believe this investment will significantly strengthen our ongoing negotiations with potential manufacturing and vendor partners."

The securities sold in the private placement were not registered under the Securities Act of 1933 and may not be re-offered or re-sold in the United States in the absence of an effective registration statement or exemption from the registration requirements of the Securities Act and applicable state securities laws. FOCUS Enhancements has agreed to file a registration statement covering public resales of the shares issued.

About FOCUS Enhancements, Inc.

FOCUS Enhancements, Inc. (NASDAQ SC: FCSE) is a leading designer of world-class solutions in advanced, proprietary video technology. Headquartered in Campbell, CA, FOCUS Enhancements designs, develops, and markets video solutions in two distinct markets: advanced proprietary video conversion integrated circuits
(ICs) and affordable, high quality, digital-video






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conversion and video production equipment. Semiconductor IC products include designs for PCs, game cards, internet, set-top boxes, Internet appliances, and interactive TV applications, and they are sold directly to original equipment manufacturers (OEMs). FOCUS Enhancements' complete line of video presentation and video production devices are sold globally through resellers and distributors to the broadcast, education, cable, business, industrial, presentation, Internet, gaming, home video production and home theater markets. More information on FOCUS Enhancements may be obtained from the company's SEC filings, or by visiting the FOCUS Enhancements home page at http://www.FOCUSinfo.com.

Safe Harbor Statement

Statements about future results and other expectations constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and the current economic environment. The Company cautions that these statements are not guarantees of future performance. Actual results may differ materially from those expressed or implied in the forward-looking statements. A number of factors in addition to those discussed herein could cause actual results to differ materially from expectations. Demand for FOCUS Enhancements' products, which impacts revenue and the gross margin percentage, is affected by business and economic conditions and changes in customer order patterns. Any projections are inherently subject to significant economic and competitive uncertainties and contingencies, many of which are beyond the control of FOCUS Enhancements. Important assumptions and other important factors, including risk factors, which could cause actual results to differ materially from those in the forward-looking statements are specified in the Company's Form 10-K for the year ended December 31, 2003 and other filings with the SEC. The Company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.

Where To Find Additional Information

FOCUS Enhancements has filed a registration statement on Form S-4 (File No. 333-112907) in connection with the proposed acquisition of substantially all of the assets and assumption of specified liabilities of Visual Circuits Corporation, and Visual Circuits intends to mail a proxy statement/prospectus to its stockholders in connection with the transaction. Investors and security holders of Visual Circuits are urged to read the proxy statement/prospectus when it becomes available because it will contain important information about FOCUS Enhancements, Visual Circuits and the transaction. Investors and security holders may obtain a free copy of the proxy statement/prospectus, when it becomes available, at the SEC's website at www.sec.gov. A free copy of the proxy statement/prospectus may also be obtained from FOCUS Enhancements or Visual Circuits (when available), and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the stockholders of Visual Circuits in favor of the transaction. Information regarding FOCUS Enhancements' executive officers and directors is contained in FOCUS Enhancements' Form 10-K for the year ended December 31, 2003 and its proxy statement dated November 5, 2003, both of which are filed with the SEC.

In addition to the registration statement on Form S-4 to be filed by FOCUS Enhancements in connection with the transaction, and the proxy statement/prospectus to be mailed to the stockholders of Visual Circuits in connection with the transaction, FOCUS Enhancements files




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annual, quarterly and special reports, proxy and information statements, and other information with the SEC. The reports, statements and other information filed by FOCUS Enhancements with the SEC are also available for free at the SEC's website at www.sec.gov. Free copies of these reports, statements and other information may also be obtained from FOCUS Enhancements.

INVESTOR RELATIONS CONTACTS:
Lillian Armstrong/Kirsten Chapman/Brendan Lahiff
Lippert/Heilshorn & Associates
(415) 433-3777